Barfresh Provides First Quarter 2019 Update on Recent Business Progress

First Quarter 2019 Revenue Increased 34% to Over $834,000

Over 400 School Locations and 100 Armed Forces Dining Facilities

Second Quarter-to-Date Revenue Already Exceeds $750,000

LOS ANGELES, Calif., May 15, 2019 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2019.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “During the seasonally softer first quarter we remained focused on building upon the momentum gained in 2018 by continuing to expand within the education and military channels, lowering our overhead costs and making headway with our robust sales pipeline. The platform we have built is well positioned to increase leverage through our improving revenue. We are halfway through the second quarter and have already exceeded $750,000 in revenue and expect our third quarter to be stronger than our second quarter.”

Mr. Delle Coste continued, “In the span of a year, we have dramatically expanded our business not just with the number of schools and military bases we are serving, but also with many amusement parks as well as two large national accounts, and the strengthening of our balance sheet with a strategic capital raise. We are well positioned for additional growth this year and we expect further progress across all accounts with additional wins to be announced in the coming quarters.”

Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – In November of 2018, the company received written notification of approval for its products to be rolled out into a national QSR with over 2,500 locations. Barfresh also continued to conduct tests with multiple National and Regional Accounts, including QSR’s and casual dine channels, hotels, amusement parks and National Third Party operators. The Company is working with a National Third Party operator, with over 80 attraction centers across the U.S., and is already serving its products in a number of those locations, and expects to expand the roll out in the coming months. Additionally, Barfresh expanded its reach within existing customers with the addition of three new flavors.

●	EDUCATION CHANNEL – The Company’s momentum in the Education channel continued to build in the first quarter with the addition of many new school locations. Barfresh has expanded to over 400 school locations and the Company has increased its offerings with the introduction of three new bulk easy-pour flavors. Over the course of 2018, the Company advanced its progress in the Education channel through agreements signed with several new distributors. Notably, the Company signed a distribution agreement with one of the largest specialty food supplier, working exclusively within the education foodservice channel. Barfresh continues to work with this distributor and many other national distributors to expand its penetration in the education channel.

●	MILITARY CHANNEL – Last year, Barfresh was approved to sell its products into all branches of the U.S. Armed Forces, which serve 1.3 million active troops. The Company is currently in over 100 U.S. Armed Forces dining facilities and expects to realize the full year revenue impact of these military locations during this year. In addition, the Company has begun to pursue international military dining facility locations.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative (“G&A”) expenses during the first quarter, with an overall 4% reduction while revenue increased 34%. The Company expects continued improvement throughout 2019. G&A expense for the first quarter of 2019 includes $190,000 of non-cash expense related to the settlement of deferred executive compensation attributable to earlier periods. Excluding this amount, G&A was $282,000 lower in Q1, an improvement of 13.5% Barfresh has also begun to realize economies of scale as its operations have grown. One example is shipping expense, which has improved from 22% of revenue in the first quarter of 2018, to 12% of revenue in the first quarter of 2019. The Company is closely evaluating all elements of its existing logistics chain, and expects the improvement in shipping expense to continue and accelerate over the coming quarters. The Company has consistently reduced fixed overhead over each of the last several quarters, while significantly increasing its net sales during that same period. Most recently, the Company relocated its headquarters office and entered into a new contract for payroll and benefits outsourcing, which will yield a combined annual cost improvement of approximately $200,000. These are just two examples of the types of projects underway during the first quarter of 2019. These improvements will lead to improved bottom line performance in the coming quarters as net sales continue to increase without the need to add fixed overhead.

●	FUNDING – In the first quarter, the Company announced it had raised approximately $4.3 million of capital through the combination of a private placement of equity and the cash exercise of existing warrants. The two components of the capital raise consisted of an issuance of 4 million shares of common stock at .60 cents per share, with no warrant coverage, and the exercise of 3.1 million existing warrants at an exercise price of .60 cents per share, for total gross proceeds of approximately $4.3 million. At this time, Barfresh does not anticipate needing additional capital over the course of 2019.

Financial Results

Revenue for the first quarter of 2019 was $834,534, an increase of 34%, as compared to $623,071 in the first quarter of 2018. The improvement in revenue was primarily the result of channel expansion in the school and military channels, and the growth of the bulk Easy Pour product platform. Gross margin for the first quarter was 52%, as compared with last year’s first quarter gross margin of 53%. Operating loss for the first quarter of 2019 was $1.8 million, as compared with $1.9 million in the first quarter of 2018. Net cash used for Operating Activities for Q1 2019, of $1,873,982, includes about $600,000 of non-recurring items, including settlement of deferred executive compensation, settlement of certain vendor payables, and recording of a receivable from the Q1, 2019 equity raise.

As of March 31, 2019, the Company had $2.9 million of cash and $1.1 million of inventory on its balance sheet.

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, May 15, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, Chief Financial Officer.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, May 29, 2019. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13690436.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com